Exhibit 19.1
Fluence Energy, Inc.
Insider Trading Compliance Policy
I.INTRODUCTION
Buying or selling the stock and other securities of Fluence Energy, Inc. (the “Company”) while in possession of material, non-public information is illegal and a violation of this Insider Trading Compliance Policy (this “Policy”).
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company and all persons affiliated with the Company.
“Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and significant criminal fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause or termination of a contracting arrangement for cause.
This Policy extends to all activities within and outside a Covered Person’s Company duties. All Fluence People must review and follow this Policy.
Questions regarding the Policy should be directed to the Company’s Chief Legal and Compliance Officer or his or her designee.
This Policy Applies to All Fluence People
This Policy applies to all officers, directors and employees of the Company and its subsidiaries worldwide, as well as any natural person working in his or her individual capacity as a contractor or consultant for the Company or any of its subsidiaries (each a “Fluence Person” and collectively, “Fluence People”).

This Policy Also Applies to the Spouse, Minor Children, all Household Members and all Accounts and Entities Controlled by Fluence People
Each Fluence Person must ensure that his or her spouse, minor children and any other people member sharing the same household as such Fluence Person, and any other company, account, trust or other entity over which such Fluence Person has control (collectively, “Related Parties” and, together with Fluence Personnel, “Covered Persons”) comply with this Policy. Transactions by Related Parties should be treated for the purposes of this Policy and applicable securities laws as if they were for the Fluence Person’s own account.
II.STATEMENT OF POLICIES PROHIBITING INSIDER TRADING
You May Not Trade Fluence Securities if You Have Material, Non-Public Information
No Covered Person may purchase or sell any type of security while in possession of material, non-public information relating to the security or its issuer in breach of a duty of trust or confidence, whether the issuer of such security is Fluence or any other company.

Explanations of the terms “material, non-public information” and “insider trading” are described further below.
There are Limited Exceptions
These prohibitions do not apply to:
•purchasing securities from the Company;
•selling securities to the Company;
•equity incentive transactions that do not involve a market sale of the Company’s Securities, such as:
oexercises of stock options or other equity awards that do not involve the recipient selling shares in the market, othe surrender of shares to the Company to pay the exercise price or tax withholding obligations in a manner permitted by the equity award agreement, ovesting and settlement of equity-based awards that do not involve the recipient selling shares in the market,
Please note: the “cashless exercise” of a Company stock option through a broker (as opposed to Company withholding) does involve a market sale of the Company’s securities, and therefore would not qualify under this exception;
•bona fide gifts of the Company’s securities, unless the person making the gift has reason to believe that the recipient intends to sell the securities while the donor is in possession of material, non-public information about the Company; provided that any bona fide gifts by Pre-Clearance Individuals are subject to first fulfilling the pre-clearance requirements as set forth below; or
•purchases or sales of the Company’s securities made under a “Rule 10b5-1 Trading Plan” that is created and administered strictly as described in Section VI of this Policy, below.

Don’t Tell Other People about Material, Non-Public Information
No Covered Person may directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company, unless approved by the Company’s normal procedures and policies for public announcements.
Material, non-public information should only be discussed within the Company on a need-to-know basis.
III.EXPLANATION OF INSIDER TRADING
As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.
Insider trading includes the following:
•trading by insiders while in possession of material, non-public information;

\

•trading by persons other than insiders while in possession of material, non-public information, if the information was given by an insider in breach of confidentiality obligations or if the information was misappropriated; and
•communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
If you tip off other people regarding material, non-public information, you might be guilty of insider trading even if you don’t personally buy or sell securities.
“Securities” include stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities laws. “Purchase” includes not only the actual purchase of a security, but also signing a contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also signing any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, and acquisitions and exercises of warrants or puts, calls, pledging or margin loans, or other derivative securities.
The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Chief Legal and Compliance Officer prior to considering a transaction in Company securities.
A.What Facts are Material?
The materiality of a fact depends upon the circumstances. A fact is “material” if:
•there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or
•the fact is likely to have a significant effect on the market price of the security.
Material information can be positive or negative and can relate to almost any aspect of a company’s business or any type of security. Below are some examples of things that often are material:
•financial information, including corporate earnings or earnings forecasts (this can include financial information about only a partial period, or only part of the business, because even partial information might tell investors enough about the Company’s expected results to be material);

•possible mergers, acquisitions, tender offers, joint ventures, dispositions or major changes in assets;

•major new products, product developments or services;

•incidents and risks with respect to safety, cybersecurity, data protection and personally identifiable information;

\

•important business developments, such as developments regarding clients, partners or licensees (such as the acquisition or loss of a significant licensee or contract or strategic collaborations);

•important developments regarding the Company’s intellectual property;

•changes in control or in management;

•changes in the outside auditor or notification by the auditor that the issuer may no longer rely on an auditor’s report;

•significant financing developments and significant events regarding the issuer’s securities (for example, defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders and public or private sales of additional securities);

•defaults on borrowings;

•bankruptcies or receiverships; and

•significant litigation or regulatory actions.
Material information does not have to come from inside the Company’s business. For example, if someone knows that a newspaper article will soon be published, and that article is expected to affect the market price of the Company’s stock, advance knowledge about the newspaper article can be material, non-public information.
Rule of Thumb: When in doubt, do not trade.
B.What Does Non-Public Mean?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through:
•major media such as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, or
•a Regulation FD-compliant conference call, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site.
The circulation of rumors, even if accurate and reported in the media, does not count.
Even after a public announcement, a reasonable period of time must pass to allow the market to react to the information. Fluence’s Policy is that two full trading days must elapse after publication before such information is deemed to be public. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading. For example:

\

•the Company makes an announcement on a Monday prior to 9:30 a. m. Eastern time (the opening time of the market for trading), the information would be deemed public after the close of trading on Tuesday.
•If an announcement were made on a Monday after 9:30 a. m. Eastern time, the information would be deemed public after the close of trading on Wednesday.
If you have any question as to whether information is publicly available, please direct an inquiry to the Chief Legal and Compliance Officer or his or her designee.
C.Who is an Insider?
“Insiders” include officers, directors and employees of a company and anyone else who has material, non-public information about a company.
Insiders have duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities.
Individuals subject to this Policy are responsible for ensuring that their Related Parties also comply with this Policy, and such Related Parties should be treated for the purposes of this Policy and applicable securities laws as if they were for such individual’s own account.
D.Trading by Persons Other than Insiders
Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.
Tippees are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to other tippees who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider.
Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.
E.Penalties for Engaging in Insider Trading
Penalties for insider trading and tipping can be severe, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Also, lawsuits are frequently brought on behalf of private parties who, as the non-insiders involved on the other side of the securities transactions, seek to recover damages for financial injury resulting from insider trading. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•securities industry self-regulatory organization sanctions;

\

•civil injunctions;
•damage awards to private plaintiffs;
•disgorgement of all profits;
•civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•civil fines for the employer or other controlling person of a violator (i. e. , where the violator is an employee or other controlled person);
•criminal fines for individual violators of up to $5 million ($25 million for an entity); and
•jail sentences of up to 20 years.
In addition, insider trading could result in serious sanctions by the Company, including dismissal.
Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.
F.Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.
G.Prohibition of Records Falsification and False Statements
Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (i) any person from falsifying records or accounts subject to the above requirements and (ii) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.
IV.PROCEDURES PREVENTING INSIDER TRADING
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.
A.Blackout Periods
Quarterly Trading Blackouts

\

The officers, directors and other Fluence Personnel designated in Schedule 1 and their Related Parties (collectively, the “Restricted Persons”), may not purchase or sell any security of the Company during the period beginning five business days before the last day of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter, except for purchases and sales made pursuant to the exceptions described in Section II. For example, if the Company’s fourth fiscal quarter ends on September 30, 2025, the corresponding blackout period would begin on September 23, 2025.
The list of Fluence People on Schedule 1 may be amended from time to time by the Board of Directors or by the Chief Executive Officer, the Chief Financial Officer or Chief Legal and Compliance Officer. The list of Restricted Persons will be maintained in the Company’s records.
Exceptions to the blackout period policy may be approved only by the Company’s Chief Legal and Compliance Officer or his or her designee (or, in the case of an exception for the Chief Legal and Compliance Officer or his or her Related Parties, the Chief Financial Officer or, in the case of exceptions for directors and their Related Parties, the Board of Directors).
Other Trading Blackouts
From time to time, the Company may require that some or all Fluence People (as well as their Related Parties) suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. All of those affected may not trade in the Company’s securities while the suspension is in effect, and may not disclose to others that the Company has suspended trading.
If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each director and officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.
B.     Pre-Clearance Requirements
To provide assistance in preventing inadvertent violations of the securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, the officers, directors and other Fluence People designated in Schedule 2, as well as their Related Parties (each, a “Pre-Clearance Person”) must obtain pre-clearance from the Company’s Chief Legal and Compliance Officer or his or her designee before each trade in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, gifts, the exercise of stock options and the sale of Company stock issued upon exercise of stock options).
The list of Fluence People on Schedule 2 may be amended from time to time by the Board of Directors or by the Chief Executive Officer, the Chief Financial Officer or the Chief Legal and Compliance Officer. The list of Pre-Clearance Persons will be maintained in the Company’s records.
Pre-clearance does not relieve anyone of his or her responsibility under SEC rules and is not legal advice by the Company that a proposed transaction complies with the law.
A request for pre-clearance must be in writing, should be made at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately

\

negotiated sale, a gift, an option exercise, etc.). Fluence Personnel who are designated as Section 16 reporting persons also must include the proposed date of the transaction and the number of shares, options or other securities to be involved. In addition, unless otherwise determined by the Chief Legal and Compliance Officer or his or her designee, the Pre-Clearance Person must certify that he or she or it is not aware of material, non-public information about the Company. The Chief Legal and Compliance Officer has sole discretion to decide whether to clear any transaction, provided that the Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the Chief Legal and Compliance Officer or the Chief Legal and Compliance Officer’s Related Parties.
All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Legal and Compliance Officer (or the Chief Financial Officer, in the case of the Chief Legal and Compliance Officer or the Chief Legal and Compliance Officer’s Related Parties). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.
C.    Post-Termination Transactions
If any Fluence Person is in possession of material, non-public information when his or her service with the Company terminates, that individual and his or her Related Parties may not trade in the Company’s securities until that information has become public or is no longer material.
D.    Limitations on Access to Company Information
The protection of material, non-public information is no different from the things Fluence Personnel should do to protect any of Fluence’s confidential information and trade secrets. Fluence People should take all steps and precautions necessary to protect material, non-public information by, among other things:
•maintaining the confidentiality of Company-related transactions;
•conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
•restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
•promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
•restricting access to areas likely to contain confidential documents or material, non-public information;

\

•safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
•avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
V.PROHIBITED TRANSACTIONS
There is a higher legal risk and the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions in the Company’s securities. Therefore, Covered Persons may not engage in the following transactions in the Company securities:
A.Short Sales
Short sales of the Company’s securities demonstrate that the seller expects that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
B.    Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on any other organized market or on an over-the-counter market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on or in any other organized market or on an over-the-counter market, are prohibited by this Policy.
For avoidance of doubt, this prohibition does not apply to the grant and exercise of options awarded to a Covered Person by the Company or its subsidiaries pursuant to a Company equity plan.
C.    Hedging Transactions
Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause a Covered Person to no longer have the same objectives as the Company’s other stockholders. Therefore, all such hedging transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.
D.    Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

\

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Purchasing on margin (which includes holding the Company’s securities in a “margin account”) is prohibited under this Policy, except as otherwise pre-approved by the Chief Legal and Compliance Officer or his or her designee. Furthermore, pledging the Company’s securities as collateral to secure loans are prohibited.
E.     Partnership Distributions
Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
VI.RULE 10B5-1 TRADING PLANS
A.Overview
This Section describes an arrangement that Covered Persons can voluntarily use to pre-arrange transactions, typically through a licensed broker. If the Covered Person is subject to blackout periods as a Restricted Person, or subject to pre-clearance as a Pre-Clearance Person, then setting up the arrangement is also subject to blackout periods and/or pre-clearance.
Rule 10b5-1 allows insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and blackout periods, even when the is undisclosed material information. Rule 10b5-1 will protect Covered Persons from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws. Transactions that are made under such a Trading Plan will be exempt from the trading restrictions set forth in this Policy.
B.Setting up a 10b5-1 Trading Plan
The establishment of, and any modification to, a Trading Plan will be deemed to be a transaction in the Company’s securities, so establishment or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each Trading Plan, and any modification thereof (including termination), must be submitted to and pre-approved by the Company’s Chief Legal and Compliance Officer, his or her designee, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”). The Authorizing Officer may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.
Trading Plans do not exempt Section 16 reporting individuals from complying with Section 16 reporting obligations or from short-swing profit rules or liability. Furthermore,

\

a Trading Plan only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.
Covered Persons may create a Trading Plan only if entered into in good faith at a time when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading blackout period. Furthermore, the Covered Person who entered into the Trading Plan has a continuing obligation to act in good faith at all times with respect to the Trading Plan. Although transactions under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.
The Company reserves the right to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.
Covered Persons may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, the Company requires a cooling-off period between the establishment of a Trading Plan and commencement of any transactions under such Trading Plan. Trades by Section 16 reporting persons pursuant to a Trading Plan may occur the later of (i) 90 calendar days after adoption or modification of a Trading Plan or (ii) two business days following the disclosure in a periodic report of the Company’s financial results for the fiscal quarter in which the Trading Plan was adopted or modified (but not to exceed 120 days following plan adoption or modification). Trades by employees and other Insiders (who are not Section 16 reporting persons) pursuant to a Trading Plan may occur 30 days following the Trading Plan’s adoption or modification. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Chief Legal and Compliance Officer or his or her designee.
In addition, for any Section 16 reporting person, they must specifically include a representation in a Trading Plan at the time of establishment or modification that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5.
Please review the following description of how a Trading Plan works.
Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:
•First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).
•Second, the Trading Plan must either:

\

•specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold; or
•include a written formula, algorithm, or computer program for determining the amount, price and date of the transactions;
•Third, prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.
•Fourth, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
For clarity, the requirements of this Section VI. B do not apply to any Trading Plan entered into by a venture capital partnership or other similar entity with which a director is affiliated. It is the responsibility of each such venture capital partnership or other entity, in consultation with their own counsel (as appropriate), to comply with applicable securities laws in connection with any Trading Plan.
C.    Revocation of and Amendments to Trading Plans
Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant, if a Section 16 reporting person, should wait the latter of (i) 90 calendar days after termination or (ii) two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the original Trading Plan was terminated, up to a maximum of 120 calendar days, before trading outside of a Trading Plan or establishing a new Trading Plan. If the participant is not a Section 16 reporting person and a Trading Plan has been revoked, such participant should wait the latter of (i) at least 30 calendar days or (ii) the next open trading window before trading outside of a Trading Plan or establishing a new Trading Plan. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke a Trading Plan. In any event, you should not assume that compliance with the aforementioned cooling-off period will protect you from possible adverse legal consequences of a Trading Plan revocation.
A person acting in good faith may amend a prior Trading Plan so long as such amendments are made (i) no more than once in every 12-month period and (ii) outside of a quarterly trading blackout period and at a time when the Trading Plan participant does not possess material, non-public information. Plan amendments must not take effect until after conclusion of the applicable cooling-off period as set forth above in Section VI.B.
Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.
D.    Discretionary Plans

\

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.
E.    Reporting (if Required)
If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and was adopted on “_______________” and expires on “_________” For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the second business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above. A checkbox should also be marked on Forms 4 or 5 for insiders to indicate whether any reported transaction is pursuant to a plan that is “intended to satisfy the affirmative defense conditions” of Rule 10b5-1.
F.    Options
Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises through a broker are not permitted during blackout periods. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.
G.    Trades Outside of a Trading Plan
During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.
H.    Public Announcements

\

A person establishing a Trading Plan does not have an entitlement or expectation of confidentiality. The Company will make all required public announcements and disclosures that Trading Plans are being implemented in accordance with Rule 10b5-1 and that transactions have been executed under Trading Plans, as may be required by applicable securities laws, in Forms 10-K, 10-Q and Section 16 reports.  It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.
I.    Prohibited Transactions
The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.
J.    Limitation on Liability
None of the Company, the Chief Legal and Compliance Officer or other Fluence People will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI or a request for pre-clearance submitted pursuant to Section IV of this Policy. Notwithstanding any review of a Trading Plan pursuant to this Section VI or pre-clearance of a transaction pursuant to Section IV of this Policy, none of the Company, the Chief Legal and Compliance Officer, the Authorizing Officer, the Company’s other employees or any other person assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

* * * * *

Updated: November 25, 2024

\